Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State of Incorporation	Doing Business As

Hipcricket, Inc.	Delaware	Hipcricket
Geos Communications IP Holdings, Inc.	Delaware	Not applicable